Exhibit 99

SAKS INCORPORATED CONSUMATES STRATEGIC ALLIANCE

WITH HOUSEHOLD INTERNATIONAL

Contacts: Julia Bentley, Saks Incorporated

(865) 981-6243

FOR IMMEDIATE RELEASE	www.saksincorporated.com

Birmingham, Alabama (April 15, 2003)— Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced it has consummated the strategic alliance with the retail services business of Household International (“Household”), a wholly owned subsidiary of HSBC Holdings plc (NYSE: HBC), to operate Saks’ private label credit card business.

Household has purchased the private label credit card accounts owned by the Company’s wholly owned credit card bank as well as the outstanding balances associated with those accounts. The total purchase price of approximately $1.3 billion includes approximately $300 million in net cash proceeds and the assumption or repayment of the Company’s approximately $1.0 billion of securitization liabilities.

The impact of the transaction on the Company’s ongoing financial results will reflect, among other things, the timing and specific use of the net cash proceeds from this transaction, which will be used for general corporate purposes, including common stock repurchases, debt reduction, and strategic investments.

Household will own the new accounts and balances generated during the term of the alliance, which initially will be ten years. Saks will continue to provide key customer service functions including new account opening, transaction authorization, billing adjustments, and customer inquiries. Saks will receive ongoing program compensation from Household.

Company Information

Saks operates Saks Fifth Avenue Enterprises (SFAE), which consists of 60 Saks Fifth Avenue stores and 53 Saks Off 5th stores. The Company also operates its Saks Department Store Group (SDSG) with 241 department stores under the names of Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store.

Household International is a wholly owned subsidiary of HSBC Holdings plc, one of the largest banking and financial services organizations in the world. Through its businesses, Household is a leading provider of consumer loans, credit cards, auto finance and credit insurance products in the

United States, United Kingdom and Canada. In the United States, Household operates under the two oldest and most recognized names in consumer finance, HFC and Beneficial. Additionally, Household is one of the nation’s largest issuers of private label and general-purpose credit cards, including The GM Card® and the AFL-CIO’s Union Plus® card.

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Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; effective expense control; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended February 2, 2002 filed with the Securities and Exchange Commission (“SEC”), which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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